UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Abaxis, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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Abaxis, Inc., a California corporation (the “Company” or “Abaxis”), filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) on June 27, 2018, relating to the Agreement and Plan of Merger, dated as of May 15, 2018, by and among the Company, Zoetis Inc., a Delaware corporation (“Zoetis”) and Zeus Merger Sub, Inc., a California corporation and a wholly owned indirect subsidiary of Zoetis (the “Merger Agreement”), pursuant to which Zeus Merger Sub, Inc. will merge with and into the Company, with the Company surviving the merger and becoming a wholly owned indirect subsidiary of Zoetis (the “Merger”).

As previously disclosed in the Proxy Statement, on June 14, 2018, Cody Laidlaw, a purported shareholder of the Company, commenced a putative class action in the Superior Court of the State of California for Contra Costa County against the Company, the members of the Company’s board of directors, and Zoetis, captioned Laidlaw v. Severson, et al., Case No. C18-01014. After the Proxy Statement was filed, on June 27, 2018, Michael Kent, another purported shareholder of the Company, filed a putative class action complaint against the Company and the members of the Company’s board of directors in the United States District Court for the Northern District of California, captioned Kent v. Abaxis, Inc., et al., Case No. 3:18-cv-03834. The Company believes these claims are without merit.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the litigation that any additional disclosure was or is required.

Supplemental Disclosures to Proxy Statement

The following supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a referenced disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the last sentence in the first full paragraph on page 19 of the Proxy Statement:

Based on Abaxis’ financial profile and market valuation, it was also determined that Piper Jaffray would not contact financial sponsors regarding a possible strategic transaction with Abaxis because financial sponsors would not be expected to provide proposals that would be competitive compared to the value of the existing Zoetis offer.

The disclosure under the heading “The Merger – Opinion of Piper Jaffray & Co. – Premiums Paid Analysis” is hereby revised and supplemented by adding the disclosure underlined below and deleting the disclosure lined out below in the second paragraph and the bullet points below such paragraph on page 37 of the Proxy Statement:

Piper Jaffray reviewed publicly available information for selected completed or pending M&A transactions to determine the premiums paid in such transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray used its professional judgment and selected transactions for which Piper Jaffray considered the targets to be public healthcare companies, based on the criteria below, acquired in a merger or acquisition and analyzed the transaction premiums, and applied, among others, the following criteria:

•	Selected transactions where the target was a healthcare company based on CIQ codes ~~and professional judgement~~, which resulted in the inclusion of transactions classified under the following industry classifications: Biotechnology, Healthcare Technology, Healthcare Distributors, Healthcare Equipment, Healthcare Industry Software, Healthcare Services, Healthcare Supplies, Life Sciences Tools and Services, Optical Healthcare and Pharmaceuticals;

•	M&A announcement date between January 1, 2008 and May 14, 2018 (excluding deals with one-week negative premiums or premiums over 100%);

•	implied EV of target greater than $1.5 billion and less than $2.5 billion; and

•	acquisition of the whole company or a majority stake.

The disclosure under the heading “The Merger – Opinion of Piper Jaffray & Co. – Discounted Cash Flows Analysis” is hereby supplemented by adding the disclosure underlined below to the first paragraph under that heading on page 38 of the Proxy Statement:

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical EVs for Abaxis based on the net present value of (i) projected free cash flows to the firm for fiscal year 2019 through fiscal year 2023 and (ii) projected terminal values ranging from approximately $2.3 billion to $2.6 billion at December 31, 2023 based upon terminal EBITDA multiples between 20.0x and 22.0x, selected by Piper Jaffray based on its professional judgment, and in each case, discounted back to May 14, 2018. The free cash flows to the firm for each fiscal year and terminal year value were calculated from the May 2018 forecasts. Piper Jaffray calculated the range of net present values for free cash flows to the firm for such periods based on a range of discount rates ranging from 11.8% to 13.8%, based on its estimation of Abaxis’s weighted average cost of capital of 12.8%, which was calculated by Piper Jaffray inclusive of certain Company-specific inputs, including a market capitalization size risk premium, an equity risk premium and a future applicable tax rate.

The disclosure under the heading “The Merger – Opinion of Piper Jaffray & Co. – Information about Piper Jaffray” is hereby supplemented by adding the disclosure underlined below to the second paragraph under that heading on page 40 of the Proxy Statement:

In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Abaxis and Zoetis for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. As reflected on Piper Jaffray’s most recent quarterly report on Form 13F filed with the SEC, as of March 31, 2018 Piper Jaffray held no securities of Abaxis or Zoetis.

The disclosure under the heading “The Merger – Certain Financial Forecasts Utilized by Abaxis in Connection with the Merger” is hereby supplemented by adding the disclosure underlined below to the third full paragraph on page 42 of the Proxy Statement:

The financial forecasts includes certain non-GAAP financial measures, including EBITDA and free cash flow to the firm (“FCFF”). The non-GAAP financial measures used in the financial forecasts were relied upon by Piper Jaffray for purposes of its opinion and by our board of directors in connection with its consideration of the merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination like the merger if the disclosure is included in a document like this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Piper Jaffray for purposes of its opinion or by our board of directors in connection with its consideration of the merger. Accordingly, Abaxis has not provided a reconciliation of the financial measures included in the financial forecasts to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Abaxis may not be comparable to similarly titled amounts used by other companies.

The disclosure under the heading “The Merger – Interests of Our Directors and Executive Officers in the Merger—Discretionary Bonus” is hereby supplemented by adding the disclosure underlined below to sentence under that heading on page 46 of the Proxy Statement:

Mr. Taylor and Dr. Tockman will each be paid a transaction bonus of $600,000, less applicable withholdings, as of the consummation of the merger, assuming continued employment through such date. The purpose of the bonuses is to retain and incentivize the performance of each of Mr. Taylor and Dr. Tockman through the consummation of the merger.

The disclosure under the heading “The Merger – Interests of Our Directors and Executive Officers in the Merger –Potential for Future Arrangements” is hereby supplemented by adding the disclosure underlined below and deleting the disclosure lined out below to the second paragraph under that heading on page 46 of the Proxy Statement:

To our knowledge, except for certain agreements described in this proxy statement between Abaxis and its executive officers and directors, no other employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of Abaxis, on the one hand, and Zoetis or its affiliates, on the other hand, existed as of the date of this proxy statement, and the merger is not conditioned upon any executive officer or director of Abaxis entering into any such agreement, arrangement or understanding.

Although such arrangements have not, to our knowledge, been discussed as of the date of this proxy statement, it is possible (i) that Zoetis may solicit certain members of our current management to enter into such arrangements in order to secure the future services of such management team members following the consummation of the merger and (ii) that if so solicited, such members of our current management team may~~will~~ enter into new employment or consulting arrangements with Zoetis or its affiliates. Such arrangements may include the right to purchase or participate in the equity of Zoetis or its affiliates, as is typical in employment or consulting arrangements with members of Zoetis management. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the merger and will not become effective until after the merger is completed, if at all. There can be no assurance that the applicable parties will reach an agreement on any terms, or at all.

Other Additional Disclosures to Proxy Statement

In addition to the Supplemental Disclosures, the following revisions are made to the Proxy Statement, and should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a referenced disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement.

The disclosure under the heading “The Merger – Interests of Our Directors and Executive Officers in the Merger – Golden Parachute Compensation” is hereby supplemented and revised by adding the disclosure underlined below and deleting the words with a line through them in the first footnote under the table on page 47 of the Proxy Statement:

(1) The conditions under which each of these payments and benefits are to be provided are set forth in more detail above, as noted in more detail in the footnotes below~~above~~. It is our current expectation that Mr.~~essrs.~~ Severson ~~and Wood~~ will have his~~their~~ payment~~s~~ cut back by approximately $300,000~~761,654 and $74,147, respectively,~~ in order to avoid imposition of excise taxes, but such~~those~~ cutback~~s~~ is~~are~~ not reflected in the values disclosed in the table above.

The disclosure under the heading “The Merger – Antitrust Matters” is hereby supplemented by adding the disclosure underlined below to the first paragraph under that heading on page 52 of the Proxy Statement:

Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Both Abaxis and Zoetis filed the required notification and report forms under the HSR Act on June 5, 2018. The applicable waiting period under the HSR Act expired on July 5, 2018.

The disclosure under the heading “The Merger – Antitrust Matters” is hereby supplemented by adding the disclosure underlined below to the second paragraph under that heading on page 52 of the Proxy Statement:

Pursuant to Germany’s Act against Restraints of Competition, as amended (“GWB”), certain transactions may not be completed until filings are made with the Federal Cartel Office (“FCO”) and the transactions are cleared by the FCO, or deemed to have been cleared by the FCO due to the expiration of the applicable time limit under the GWB. Completion of the merger is subject to the clearance or deemed clearance of the FCO. The required notification under the GWB was filed on June 15, 2018. The FCO cleared the merger under the GWB on July 9, 2018.

Cautionary Statement Regarding Forward-Looking Information

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Abaxis and Zoetis; the outcome of any legal proceedings that may be instituted against Abaxis or Zoetis; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) or Abaxis shareholder approval or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Abaxis and Zoetis do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the acquisition and integration of Abaxis successfully; and other factors that may affect future results of Abaxis and Zoetis. Additional factors that could cause results to differ materially from those described above can be found in Zoetis’ Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and in other documents Zoetis files with the SEC, and in Abaxis’s Annual Report on Form 10-K for the year ended March 31, 2018, which is on file with the SEC and in other documents Abaxis files with the SEC.

Important Additional Information

In connection with the proposed transaction between Abaxis and Zoetis, Abaxis has filed with the SEC a definitive proxy statement of the Company, as well as other relevant documents concerning the proposed transaction. This communication is not a substitute for the proxy statement or for any other document that The Company may file with the SEC and send to its shareholders in connection with the proposed transaction. The proposed transaction will be submitted to Abaxis’ shareholders for their consideration. Before making any voting decision, shareholders of Abaxis are urged to read the definitive proxy statement regarding the transaction which is available at the SEC’s website (http://www.sec.gov), and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction.

Shareholders of Abaxis will be able to obtain a free copy of the definitive proxy statement, as well as other filings containing information about Zoetis and Abaxis, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587, Attention: Corporate Secretary; telephone: (510) 675-6500, or from Abaxis’ website, www.abaxis.com.

Participants in the Solicitation

Abaxis and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Abaxis’ directors and executive officers is available in its definitive proxy statement filed in connection with its 2017 Annual Meeting, which was filed with the SEC on September 19, 2017, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive proxy statement filed in connection with the special meeting of Abaxis shareholders, which was filed with the SEC on June 27, 2018 and other relevant materials to be filed with the SEC in connection with the proposed transaction. Free copies of this document may be obtained as described in the preceding paragraph.